Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-142155) and the related Prospectus of Atlas Air Worldwide Holdings, Inc. and the Registration Statement (Form S-8 No. 333-133405) pertaining to the 2004 Long Term Incentive and Share Award Plan and the 2004 Employee Stock Option Plan of Atlas Air Worldwide Holdings, Inc. and the Registration Statement (Form S-8 No. 333-143240) pertaining to the Atlas Air Worldwide Holdings, Inc. 2007 Incentive Plan of Atlas Air Worldwide Holdings, Inc., of our report dated March 12, 2007, with respect to the consolidated financial statements and schedule of Atlas Air Worldwide Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young, LLP

New York, New York
February 27, 2008